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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                          Bentley Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.02 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   082657 10 7
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No. 082657 10 7                  13G                 Page  2  of  5  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James R. Murphy
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER
      NUMBER OF                 977,363
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6    SHARED VOTING POWER
         EACH                   0
      REPORTING    -------------------------------------------------------------
        PERSON             7    SOLE DISPOSITIVE POWER
         WITH
                                977,363
                   -------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           977,363
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [X]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 082657 10 7                  13G                 Page  3  of  5  Pages

--------------------------------------------------------------------------------

Item 1(a)      NAME OF ISSUER:

               Bentley Pharmaceuticals, Inc.

Item 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               65 Lafayette Road, Third Floor
               North Hampton, NH 03862

Item 2(a)      NAME OF PERSON FILING:

               James R. Murphy

Item 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               65 Lafayette Road, Third Floor
               North Hampton, NH 03862

Item 2(c)      CITIZENSHIP:

               United States

Item 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.02

Item 2(e)      CUSIP NUMBER:

               082657 10 7

Item 3         IF THIS STATEMENT IS FILED PURSUANT TO 240.13d-1(b) or
               240.13d-2(b) or (c):

               Not applicable.

Item 4         OWNERSHIP:

                (a)     Amount Beneficially Owned: 977,363 shares*

                (b)     Percent of Class: 5.3%

                (c)     Number of shares as to which the person has:

                        i.      sole power to vote or to direct the vote:
                                977,363 shares*

                        ii.     shared power to vote or direct the vote: 0

CUSIP No. 082657 10 7                  13G                 Page  4  of  5  Pages

--------------------------------------------------------------------------------


                        iii. sole power to dispose or to direct the disposition of: 977,363 shares*

                        iv. shared power to dispose or to direct the disposition of: 0

                        *       includes 100 shares owned by Reporting
                                Person's son, as to which Reporting Person disclaims beneficial ownership; also includes 854,500 shares issuable upon the exercise of warrants and options which are exercisable within 60 days but are not currently outstanding

Item 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.

Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

Item 8         IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP:

               Not applicable.

Item 9         NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

Item 10        CERTIFICATION:

               Not applicable.

CUSIP No. 082657 10 7                  13G                 Page  5  of  5  Pages

--------------------------------------------------------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 14, 2003
                                        ----------------------------------
                                        Date

                                        /S/ JAMES R. MURPHY
                                        ----------------------------------
                                        Signature

                                        James R. Murphy
                                        ----------------------------------
                                        Name/Title